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                                                                    EXHIBIT 8.1

              [LETTERHEAD FOR JENKENS & GILCHRIST APPEARS HERE]

                                April 15, 1997

VTEL Corporation
108 Wild Basin Road
Austin, Texas 78746

  RE: FEDERAL INCOME TAX OPINION REQUIRED UNDER SECTION 7.01(D) OF THAT CERTAIN MERGER AGREEMENT (THE "MERGER AGREEMENT") DATED JANUARY 6, 1997 AMONG VTEL CORPORATION ("VTEL"), VTEL-SUB, INC. AND COMPRESSION LABS, INCORPORATED ("CLI").

Gentlemen:

  VTEL, a Delaware corporation, is filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement is being filed in connection with the issuance of approximately 8.4 million shares of the common stock of VTEL pursuant to the merger of VTEL-Sub, Inc., a Delaware corporation and wholly-owned subsidiary of VTEL ("VTEL-Sub"), with and into CLI, a Delaware corporation (the "Merger"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement and the Joint Proxy Statement/Prospectus constituting a part thereof.

  Jenkens & Gilchrist, a Professional Corporation (the "Firm"), has acted as counsel to VTEL in connection with the Merger. You have requested the opinions set forth in Section I hereof regarding the qualification of the Merger as a reorganization for federal income tax purposes. Section I of this letter (the "Opinion Letter") contains the Firm's opinion. Section II of this Opinion Letter contains limitations on the opinion.

                                  I. OPINION

  Based upon our analysis of the applicable authorities and subject to the limitations set forth in Section II, the Firm is of the opinion that for federal income tax purposes:

  1. The Merger will qualify as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

  2. VTEL, VTEL-Sub, and CLI will each constitute parties to such reorganization within the meaning of Section 368(b) of the Code.

  3. The discussion entitled "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.
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                                II. LIMITATIONS

  1. Except as otherwise indicated, the opinions set forth in Section I are based upon the Code and its legislative history, the regulations promulgated thereunder, judicial decisions and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to such changes and could significantly alter the conclusions reached in this Opinion Letter. There is no assurance that legislative, judicial or administrative changes will not occur in the future. The Firm assumes no obligation to update or modify this Opinion Letter to reflect any developments that may occur after the date of this Opinion Letter.

  2. The opinions set forth in Section I are not binding on the Internal Revenue Service or the courts. Additionally, the Firm's opinions set forth herein are dependent upon the accuracy of the representations contained in the representation letters signed by officers of VTEL and CLI and provided to the Firm. The Firm has relied upon those representations and any inaccuracy therein could adversely affect the opinions stated in Section I.

  3. In connection with this Opinion Letter, the Firm has examined originals or copies, certified or otherwise identified, of such documents and records and such statutes, regulations and other instruments as it deemed necessary or advisable for the purposes of the opinions set forth herein, including (i) the Registration Statement, (ii) the Joint Proxy Statement/Prospectus, and (iii) the Merger Agreement. The Firm has assumed that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals are accurate originals thereof, that all information submitted to it is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by it are competent to execute and deliver such documents.

  4. The Firm is expressing its opinions only as to those matters expressly set forth in Section I. No opinion should be inferred as to any other matters.

  5. This Opinion Letter may be filed as an exhibit to the Registration Statement. Consent also is given to the reference to the Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus as having rendered the opinion in the "Certain Federal Income Tax Consequences" section of such Joint Proxy Statement/Prospectus. In giving this consent, the Firm does not thereby admit that it comes into the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                          Respectfully submitted,

                                          Jenkens & Gilchrist,
                                          A Professional Corporation

                                          By:      /s/  William P. Bowers
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                                              William P. Bowers, for the Firm